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                                                                     EXHIBIT 3.2

                        CERTIFICATE OF AMENDMENT OF THE
               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                           ASYST TECHNOLOGIES, INC.
                           a California corporation


       The undersigned, Douglas J. McCutcheon and James C. Kitch hereby certify that:

       1. They are the duly elected and acting Senior Vice President and Chief Financial Officer and Secretary, respectively of Asyst Technologies, Inc., a California corporation.

       2. Article III(A) of the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") of this corporation is amended to read as follows:

                 "Classes of Stock. This corporation is authorized to
                  ----------------
           issue two classes of stock designated, respectively, Common Stock ("Common") and Preferred Stock ("Preferred"). The total number of shares that this corporation is authorized to issue is 54,000,000 shares, without par value, of which 50,000,000 shares shall be Common and 4,000,000 shares shall be Preferred."

       3. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

       4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation was 12,251,366 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.

       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: September 24, 1999


                         /s/ Douglas J. McCutcheon
                         -------------------------------------------------
                         Douglas J. McCutcheon
                         Senior Vice President and Chief Financial Officer


                         /s/ James C. Kitch
                         -------------------------------------------------
                         James C. Kitch, Secretary